MARKETING AND CONSULTING SERVICES AGREEMENT

This Marketing and Consulting Services Agreement (the "Agreement") is entered into on January 1, 2022 (the "Effective Date") by and between Tradability, LLC, a Wyoming limited liability company ("Consultant") and Sundance Strategies, Inc., a Nevada corporation ("Client"). Each of Consultant and Client shall hereinafter be referred to as a "Party" or collectively as the "Parties."

RECITALS:

WHEREAS, Consultant is engaged in the business of assisting companies with end-to-end marketing programs, campaigns, and incorporating blockchain-based tokenization to business processes. Consultant desires to assist Client in building a successful marketing campaign for the Client's securities offering as described in this Agreement;

WHEREAS, Client is in the process of preparing securities offerings that allow general solicitation and advertising under the Securities Act of 1933, as amended (the "Securities Act" and collectively, the "Offerings") and desires to engage the services of Consultant in order to market its Offerings to potential investors ("Offerees"); and

WHEREAS, Consultant desires to assist Client with the marketing of its Offerings that are made in compliance with the Securities Act to Offerees, as allowed by Rule 3a4-1 of the Securities Exchange Act of 1934 (the "Exchange Act").

NOW, THEREFORE, in consideration of these premises and the mutual promises hereinafter set forth, the Parties agree as follows:

AGREEMENT:

1. MARKETING AND CONSULTING SERVICES

During the Term (as defined herein), Consultant shall provide marketing and consulting services as described on Exhibit A hereto (the "Services"). Consultant will use reasonable good faith efforts and judgment in the performance of all Services. Client must submit all necessary information and cooperate with Consultant with timely approvals, as required.

2. TERM AND TERMINATION

2.1. The term of this Agreement shall be from the Effective Date as first stated above and for a period of 12 months thereafter (the "Term"), and shall automatically renew for successive one year terms until either Party terminates the Agreement by 30 days written (each, a "Renewal Term").

2.2. Notwithstanding Section 2.1 above, this Agreement may be terminated upon a Force Majeure Event (defined below) or a material breach of this Agreement by either Party, provided that: (a) the non-breaching Party first shall have sent written notice to the breaching Party describing the breach in reasonable detail and requesting it be cured; (b) the

breaching Party does not cure the breach within 15 days following its receipt of such notice; and (c) following the expiration of the 15-day period, the non-breaching Party sends a second written notice to the breaching Party indicating that the non-breaching Party has terminated the Agreement. The following will be considered a material breach of this Agreement: (i) the failure of either Party to perform or observe any material term, condition, or covenant to be performed by it under this Agreement; or (ii) an unauthorized assignment of this Agreement.

3. FEES; PAYMENT TERMS

3.1. ***Marketing and Consulting Fee.*** The "Marketing and Consulting Fee" for the Services identified in Exhibit A shall be payable as set forth in Exhibit B.

4. FORCE MAJEURE

In the event that either Party to this Agreement is unable to perform its obligations hereunder or to enjoy any of its benefits because of substantial damage or destruction to its organization due to any cause, a natural disaster, pandemic, or action or decree of governmental body with appropriate jurisdiction (hereinafter referred to as a "Force Majeure Event"), the Party that has been so affected shall immediately give notice to the other Party of such fact and shall do everything possible to resume its performance. If such Party is unable to perform, the Party that received such notice may terminate this Agreement by giving notice thereof to the Party unable to perform because of such Force Majeure Event. However, neither Party shall be liable to the other Party for damages the other Party may incur due to lost revenues or other amounts claimed by third parties.

5. PUBLICITY

Neither Party shall, without first obtaining the prior written consent of the other Party, in any manner advertise or publish the fact that either Party has entered to this Agreement. In the event that one Party is required by law to make a disclosure or press release the review and approval of the other Party of such press release shall not be unreasonably delayed or withheld.

6. CONFIDENTIAL INFORMATION

During the course of Consultant's engagement by Client, each of the Parties hereto may be provided with or become aware of certain Confidential Information (defined below) of the other Party, and except as may be agreed to in writing, each Party desires that the other Party maintain such Confidential Information in strict confidence pursuant to the terms of this Agreement. "Confidential Information" means any non-public of proprietary information, no matter how obtained, that is clearly identified as proprietary or confidential, or which by its nature should be reasonably construed to be confidential, including but not limited to, such trade secrets regarding the Client's intellectual property and the Client's products, businesses, customers, strategies, processes, techniques, or operations obtained from Client or learned by Consultant incident to this Agreement or its performance hereunder or thereunder.

The term "Confidential Information" does not include information which (i) the receiving Party can show by preexisting written evidence the receiving Party had already in its possession prior to disclosure by the providing Party, (ii) is or becomes generally available to the public, as evidenced by publicly available publications or documents, other than as a result of a disclosure by the receiving Party or its representatives, or (iii) becomes available to the receiving Party on a non-confidential basis from a source other than the providing Party, which source is not prohibited from transmitting the information to the recipient or its representatives by a legal, contractual, or fiduciary obligation to the providing Party.

In the event that a Party or its representatives are required by law, court order, regulation, or government agency to disclose any Confidential Information of the other Party, the Party that is being compelled to provide such Confidential Information of the other Party hereto will provide the other Party hereto with prompt written notice of any such request or requirement so that such party may seek a protective order or other appropriate remedy limiting or eliminating the need for such disclosure and/or waive compliance with this Agreement.

Consultant shall not disclose Confidential Information other than to its employees or other representatives with a need to know the same in connection with Consultant's performance under this Agreement. Consultant shall advise such employees and representatives of the confidential nature of the Confidential Information and be responsible for any disclosure of Confidential Information by such employees or representatives in contravention of this Agreement and Consultant shall be responsible for the breach by any such employee or representative of any such Confidential Information of Client. Consultant shall take all proper precautions to prevent such Confidential Information from being acquired by any unauthorized person. All Confidential Information obtained or learned by Consultant shall remain the sole property of Client, and nothing contained herein shall be construed as giving Consultant any license or right to any Confidential Information.

7. INDEMNIFICATION

7.1. Client shall indemnify, defend and hold Consultant, each of its principals, equity holders, directors, agents, employees, parents, subsidiaries, affiliates, successors, and assigns (the "Consultant Parties") harmless from and against any liability, losses, damages, third-party claims, charges, costs (including, but not limited to, reasonable attorneys' fees and costs) of any kind incurred, suffered, or sustained by any and all of the Consultant Parties in connection with any Services Consultant provides to, or on behalf of, the Client, due solely to the gross negligence or willful misrepresentation of Client or the failure by the Client to comply with any relevant law or by reason of Client's breach of any representations, warranties, or covenants contained herein, including, but not limited to, Client Materials (as defined below), or by reason of any claim of any such breach, except if such liability is the result of Consultant's breach of the terms herein, gross negligence, or willful misconduct as determined by a court of competent jurisdiction. Client shall be obligated to pay the claims or expenses of the Consultant Parties, including defense costs, directly to the third party to whom payment is due and owing, without the necessity of the Consultant Parties making such payment and seeking reimbursement from the Client.

7.2. Consultant shall indemnify, defend, and hold Client, each of its principals, equityholders, directors, agents, employees, parents, subsidiaries, affiliates, successors, and assigns (the "Client Parties") harmless from and against any liability, losses, damages, third-party claims, charges, costs (including, but not limited to, reasonable attorneys' fees and costs) of any kind incurred, suffered, or sustained by any and all of the Client Parties in connection with any Services Consultant provides to, or on behalf of, the Client, due solely to the gross negligence or willful misconduct of Consultant or the Consultant Parties, or the failure by Consultant or the Consultant Parties to comply with any relevant law or by reason of Consultant's breach of any representations, warranties, or covenants contained herein or by reason of any claim of any such breach, except if such liability is the result of the Client's breach of the terms herein, gross negligence, or willful misconduct as determined by a court of competent jurisdiction. Consultant shall be obligated to pay the claims or expenses of the Client Parties, including defense costs, directly to the third party to whom payment is due and owing, without the necessity of the Client Parties making such payment and seeking reimbursement from Consultant.

8. EXCLUSIVITY

Client shall not directly or indirectly engage any other provider for the Services related to the Offerings without the express written consent of Consultant during the Term.

9. WORK PRODUCT

Except as may be specifically provided in this Agreement, all right, title, and interest in the creations, concepts, and designs made by Consultant on behalf of Client in connection with the Services (collectively, "Work Product"), including, but not limited to creative or advertising slogans, plans, and/or campaigns developed by Consultant for Client, are the exclusive property of Client, provided that: (i) such Work Product is accepted in writing by the Client within 20 days of being proposed by Consultant; and (ii) Client pays all fees and expenses to Consultant in accordance with this Agreement. If Work Product is rejected or otherwise not used as part of a public campaign by Client, the rejected or unused Work Product shall be the exclusive property of Consultant. Subject to the conditions above, by this Agreement, Consultant assigns all intellectual property rights to the Client and agrees to take commercially reasonable actions to perfect such assignment and vesting of ownership with the Client. Notwithstanding the foregoing, Client shall not have any right, title, or interest to Consultant's online platform or blockchain technology. This Section 9 solely relates to marketing images and material.

Notwithstanding the foregoing, it is understood that Consultant may, as part of the Services or otherwise, license materials from third parties for inclusion in Work Product. In such circumstances, ownership of such licensed materials remains with the licensor. In such instances, Client agrees that it will remain bound by the terms of such licenses. Consultant shall keep Client informed of any such limitations.

10. CLIENT RESPONSIBILITIES, REPRESENTATIONS, AND WARRANTIES

10.1. Any materials, statements, or information provided to Consultant by or on behalf of Client ("Client Materials") shall be true and accurate, and Consultant shall be able to reasonably rely on such Client Materials, statements, or information without further investigation. Consultant shall be entitled to rely on all of Client's decisions and approvals and Consultant shall not be obligated to evaluate, advise on, or confirm, or reject such decision and approvals. Consultant does not and shall not verify or engage in vetting of any information, data, documentation, content, or representations provided by Client. It is Client's responsibility to ensure that any of the Client Materials provided through the provisions of Consultant's Services are in compliance with all applicable laws, rules, and regulations. Client specifically waives any claim against Consultant with respect to any statements made or the legality of any documentation related to the Offerings or information displayed by Consultant. To the extent the Client Materials contain intellectual property rights, the Client Materials must be owned by and shall be the sole and exclusive property of Client, or Client shall have all rights to use the Client Materials in connection with this Agreement. Client shall (i) comply with all applicable federal, state, local, and foreign laws, rules and regulations applicable to its obligations under this Agreement, and (ii) furnish Consultant with any information held by Client which might enable Consultant to comply with such laws, rules and regulations in its Services.

10.2. Client hereby grants to Consultant a royalty-free, worldwide, nonexclusive, limited license to use Client Materials for the sole purpose of the performance of the Services under this Agreement. Such license ceases on the termination of this Agreement. Client represents and warrants that Client has all right, title, and interest in, and/or has all appropriate licenses and permissions in connection with, Client Materials, and that the Client Materials may be used for the Services and all other purposes described herein.

10.3. Client shall promptly evaluate the adequacy and results of the Services and Work Product in connection therewith and will let Consultant know immediately of any problems or issues Client identifies in the Services or Work Product at any time. The success of Consultant's engagement is dependent upon full openness, communications, and cooperation. The fulfillment of these responsibilities is critical to the success of the engagement.

10.4. The successful delivery of the Services, and the fees charged, are also dependent on Client's timely and effective completion of its responsibilities, the accuracy and completeness of the assumptions, and timely decisions and approvals by Client. Client shall be responsible for any delays, additional costs, or other liabilities caused by or associated with any deficiencies in carrying out its responsibilities.

11. CONSULTANT RESPONSIBILITIES, REPRESENTATIONS, AND WARRANTIES

Consultant will not amend, reverse engineer, or alter Client Materials in any way without the express written consent of Client. Consultant will not publish or release any Work Product to any

third party without the express written consent of Client. Consultant represents and warrants that it has the skills and expertise to carry out the Services and provide the Work Product.

12. DISCLAIMER OF WARRANTIES; CLIENT ASSUMES SOLE OBLIGATION TO COMPLY WITH SECURITIES LAWS

Client understands and agrees that Consultant does not warrant or guarantee that Client's Offerings will be successful, however so defined. Furthermore, Consultant also does not provide any assurance or guaranty of successful capital formation using the offering portal developed by Consultant for Client.

Consultant does not provide any assurance or guarantee that any securities will be sold or purchased and does not endorse any distribution, broker-dealer, or investor resource that Client may engage now or in the future, whether or not recommended by Consultant. It is Client's responsibility to ensure any use of third party resources is in compliance with federal and state securities laws.

Consultant does not engage in the promotion of the Offerings on behalf of the client. It is Client's sole responsibility to engage in execution and promotion of the Offerings, interaction with potential investors or service providers, and complete any state or federal filings that may be required in execution and closing the Offerings. Consultant is not a licensed broker-dealer of securities and Consultant does not engage in any activity or services that would constitute activity representative of a broker-dealer.

Consultant is in no way providing any legal advice or holding itself as either Client's lawyer or financial advisor. Consultant highly recommends that Client engage an independent and knowledgeable attorney to provide legal advice with respect to Client's company and the Offerings. By signing this Agreement, Client agrees that it has consulted with an attorney, engaged an attorney, or is waiving claim to liability, losses, or damages that may arise against Consultant resulting from Client's failure or refusal to engage an attorney in relation with the Offerings, or in general.

Client specifically agrees to consult directly with its own financial and tax advisers, at Client's own expense, during the development and execution of the Offerings as to all financial and tax related issues.

13. MISCELLANEOUS

13.1. Client acknowledges and agrees that Consultant does not promise or guarantee any specific or overall results or returns from its Services hereunder. Consultant will not perform or provide, and Client agrees not to request, any service or material which is unlawful or is to be used in any unlawful manner.

13.2. Consultant is not registered with the Securities and Exchange Commission (the "SEC") as a broker or dealer and, therefore, will not make any offers or sales of securities or take any other actions which may require registration as a broker or dealer. Consultant is not

registered as an Investment Advisor with the SEC or any state and will not provide investment advice.

13.3. The waiver of either Party of a breach of any provision of this Agreement shall not constitute a waiver of any succeeding breach of the same or any other provision. The failure of either Party to require performance by the other Party of any provision of this Agreement shall not affect the right to require such performance in the future.

13.4. All notices required or permitted to be given by Consultant or Client to the other Party under the terms of this Agreement shall be effective on the day of service if served personally or by email transmission with confirmation, or three business days after mailing if mailed by First Class mail, registered or certified, postage prepaid. If notice is given otherwise than by registered or certified mail, it shall be deemed to have been given when received by the Party to whom it is addressed. All notices and correspondence concerning this Agreement shall be sent to the Parties hereto at:

Consultant:

Tradability, LLC
5000 Birch Street, Suite 3000
Newport Beach, CA 92660
Attn: Amadou Diallo
Email: amadou@tradability.com

Client:

Sundance Strategies Inc.
4626 North 300 West, Suite 365
Provo, UT 84604
Attn: ____________________
Email: ____________________

13.5. This Agreement is for the benefit of the Parties hereto and not for any other person except as specifically provided herein. The invalidity, in whole or in part, of any section or paragraph hereof shall not affect the validity of the remainder of such section or paragraph or of any agreement resulting therefrom. Any rights or obligations under this Agreement which by their nature continue after termination will remain in effect until they are completed.

13.6. The laws of the State of California govern this Agreement and all transactions hereunder. The Parties submit to the exclusive jurisdiction of the courts in Orange County, California. The Parties hereto expressly waive any right they may have to a jury trial and agree that any proceedings under this Agreement shall be tried by a judge without a jury. In the event of any litigation relating to or arising out of this Agreement, the prevailing Party shall be entitled to recover its reasonable attorney's fees and costs.

13.7. This Agreement, together with the Exhibits, and documents or agreements referenced herein, constitute the entire agreement between the Parties hereto with respect to the subject matter and all other prior communications are superseded. This Agreement may not be modified or amended except by an instrument in writing signed by a duly authorized representative of each of the Parties. In the event of any inconsistency or conflict between

this Agreement and any other agreement, the terms and conditions of this Agreement shall prevail.

13.8. Before filing any litigation relating to a claim or controversy, Consultant and Client will attempt to settle any claim or controversy between them through consultation and negotiation in good faith. After attempts to resolve a dispute by Consultant and Client have failed, before resorting to litigation, either Party may, upon notice to the other refer resolution to arbitration.

13.9. No Party hereto may assign this Agreement or the rights and obligations contemplated hereunder without the other's prior written consent.

13.10. This Agreement may be executed in several counterparts and it shall not be necessary for each Party to execute each of such counterparts, but when all of the Parties have executed and delivered one of such counterparts, the counterparts, when taken together, shall be deemed to constitute one and the same instrument, enforceable against each Party in accordance with its terms.

13.11. No Party hereto may assign this Agreement or the rights and obligations contemplated hereunder without the other's prior written consent. This Agreement may be executed in several counterparts and it shall not be necessary for each Party to execute each of such counterparts, but when all of the Parties have executed and delivered one of such counterparts, the counterparts, when taken together, shall be deemed to constitute one and the same instrument, enforceable against each Party in accordance with its terms.

13.12. When used herein, the term "days" refers to calendar days unless otherwise specified.

[SIGNATURES ON FOLLOWING PAGE]

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the Effective Date.

Consultant:

Tradability, LLC

By:____________________
Name: Amadou Diallo
Title: Managing Member

Client:

Sundance Strategies, Inc.

By:____________________
Name: Kraig T. Higginson
Title: Executive Chairman

Exhibit A – Marketing and Consulting Services

- Review and analysis of internet big data via research of demographic profile of consumers that make internet searches for keywords relevant to the type of investment product being offered;
- Based on our research, identify the appropriate structure for a fund;
- Introduce Client to licensed third-party providers (i.e., transfer agents, custodians, and broker-dealer, as applicable);
- Design, publish, and host the Offering's investor-facing website and landing pages; and
- Optimize online assets for prominent presence on search engine (Google) result pages for keywords relevant to life settlements.

Exhibit B – Fees; Payment Terms

1. **Marketing and Consulting Fee.** The Marketing and Consulting Fee shall be payable to Consultant as follows:

    a. **Initial Set-Up Cash Payment.** Immediately upon execution of this Agreement, Client shall pay to Consultant the amount of $100,000 in cash or immediately available funds, for the initial set up and onboarding of Client. This initial cash payment shall be refundable if Client does not agree with the fund structure. Upon Client approval of the fund structure, Consultant will receive the scheduled issuance of stock as stated below. Wire instructions are as follows:

    [redacted]

    b. **Stock Options and Stock.** Consultant shall earn common stock or stock options to purchase Client's common stock in tranches, payable once Client has reached certain milestones as set forth in the chart below.

Milestone	Grant
Upon the publishing of the initial approved press release and announcement of the Offering and marketing relationship with Consultant and tokenization of 500M tokens completed and tradable. (3rd parties may purchase them)	1,000,000 stock options with an exercise price of $1.00 per share for a term of 12 months
Upon successful placement of $100M	1,000,000 stock options with an exercise price of $2.00 per share for a term of 12 months
Upon successful placement of an additional $100M ($200M total)	1,000,000 stock options with an exercise price of $2.50 per share for a term of 12 months
Upon successful placement of an additional $100M ($300M total)	2,000,000 stock options with an exercise price of $2.50 per share for a term of 12 months
Upon successful placement of an additional $200M ($500M total)	5,000,000 stock options with an exercise price of $2.50 per share for a term of 12 months

Consultant's compensation is performance-based and will not be percentage-based in relation to any type of securities offering that may be undertaken by the Client or in relation to sales of the Client's products or services.